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Release:  IMMEDIATE
Contact:  Kathryn Chieger
Phone:    708-405-5645



                     GAYLORD BOARD ADOPTS RIGHTS PLAN
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                SPECIAL STOCKHOLDERS  MEETING BEING CALLED
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                COMPANY NEGOTIATING AMENDED BANK AGREEMENT


     DEERFIELD, Ill., June 12, 1995 -- Gaylord Container Corporation (AMEX:

GCR) announced today that its Board of Directors adopted a shareholder rights plan that provides for the distribution of one Preferred Share Purchase Right on each share of the company s outstanding Class A and Class B common stock.

The rights are expected to be issued to stockholders of record on July 5, 1995 and to expire on  June 30, 2005.

     Commenting on the Board s action, Gaylord Chairman and Chief Executive

Officer Marvin A. Pomerantz said,  The plan is designed to protect the interests of stockholders should an unsolicited attempt be made to acquire the company at an unfair price.  While we are currently unaware of any such attempt, the Board wants to assure that stockholders are not subject to coercive takeover tactics that might prevent them from maximizing the value of their investment.  The intent is to assure that all stockholders are treated equally and to provide the Board the opportunity and the time to negotiate with a potential buyer or to seek other alternatives.


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Gaylord Container Corporation
June 12, 1995
Page 2 of 3


     Under the terms of the plan, each right will entitle stockholders to buy one one-hundreth of a share of a new series of junior participating preferred stock for $50 per share.  Generally, the rights will be exercisable in the event that a person or group acquires, or announces a tender offer for, 15 percent or more of the company s common stock.  Before a 15 percent position has been acquired, the company may exchange the rights for a fractional share of common stock or may redeem the rights for $0.0001 each.  The rights distribution is a non-taxable event to stockholders.



SPECIAL STOCKHOLDERS MEETING


     The company said it will file shortly a preliminary proxy statement and a notice of a special meeting of stockholders with the Securities and Exchange

Commission covering proposed amendments to the company s certificate of incorporation and by-laws.  These include seeking stockholder approval of provisions that would: require that any stockholder action be taken only at a meeting of stockholders; require that special stockholder meetings may be called only by the chairman or the board of directors; increase the stockholder vote needed to amend certain provisions of the company s certificate of incorporation or by-laws; and provide that the company be governed by Section 203 of the General Corporation Law of the State of

Delaware.  Pending review of the documents by the Securities and Exchange

Commission, the special meeting is scheduled to be held on July 28, 1995.


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Gaylord Container Corporation
June 12, 1995
Page 3 of 3


     The company noted that its common stock capital structure currently consists of approximately 48.8 million shares of Class A stock (entitled to one vote per share) and approximately 5.3 million share of Class B stock

(entitled to 10 votes per share).  Under the company s current certificate of incorporation, the Class B shares will convert to Class A shares on July 31,

1995, unless the Class A common shares close at or above $15.25 per share for

20 days out of a 30 consecutive-day trading period.  The purpose of the proposed amendments is to provide safeguards that will enable the Board to protect stockholders against unfair offers or coercive takeover tactics which seek to circumvent the shareholder rights plan.



AMENDED BANK AGREEMENT



     The company said that it is currently negotiating with its bank group to increase the size of its revolving credit agreement by at least $100 million and to extend the term of the facility. Further, the company is seeking amendments to certain covenants to allow it more financial flexibility,

including providing it with the ability to make open market purchases of its public debt securities.

      The company has made de-leveraging a top priority.  This amended credit agreement would give us the flexibility to replace some of our public debt with lower cost bank debt and thus reduce our overall debt service requirements,  Mr. Pomerantz noted.

     Gaylord Container Corporation is a major national manufacturer and distributor of corrugated containers and sheets, containerboard, unbleached kraft paper, multiwall bags and grocery bags and sacks.



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